As filed with the U.S. Securities and Exchange Commission on August 29, 2025.

Registration No. 333-279364

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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Amendment No. 7
to
Form F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_________________

Rise Smart Group Holdings Limited
(Exact Name of Registrant as Specified in its Charter)

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Cayman Islands	8200	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Rise Smart Group Holdings Limited
Room 903, Floor 9, Tower 1
Silvercord, 30 Canton Road
Tsim Sha Tsui, Kowloon
Hong Kong
+852 2980 2306

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

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Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
Phone: +1 (800) 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

_________________

With a Copy to:

Daniel D. Nauth Nauth LPC 217 Queen Street W, Toronto, ON M5H 1P4 Canada +1 (416) 477-6031	Jing Ye, Esq. Ye & Associates, P.C. 135-15 40th Road, Suite 402 Flushing, New York 11354 Telephone: (929) 300-7489

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Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Prospectus are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

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†         The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 7 is being filed solely for the purpose of filing an updated Exhibit 23.1, Consent of Wei Wei & Co, to this registration statement on Form F-1 (the “Registration Statement”), and to amend and restate the exhibit index set forth in Part II of the Registration Statement. No changes have been made to the Registration Statement other than this explanatory note as well as revised versions of the cover page and Part II of the Registration Statement. This Amendment No. 7 does not contain a copy of the prospectus included in the Registration Statement, which remains unchanged from Amendment No. 6 to the Registration Statement filed on June 17, 2025, and consists only of the cover page, this explanatory note and Part II of the Registration Statement.

Part II.
Information Not Required in Prospectus

Item 6.     Indemnification of Directors and Officers

We will enter into indemnification agreements with each of our directors and executive officers. Under these agreements, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our Company.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. We will enter into certain directors’ and officers’ liability insurance policies upon listing.

Item 7.     Recent Sales of Unregistered Securities

Prior to the date of this Prospectus, we issued certain number of Ordinary Shares to Mr. Kin Cho, Mr. Wa Pang Cheong, Mr. Ho Fai Chan and Mr. Yu Ming Tang pursuant to the exemption from registration available under Section 4(a)(2) of the Securities Act and Regulation S promulgated thereunder. No underwriters were involved in these issuances of securities:

On June 14, 2023, the Company was incorporated in the Cayman Islands and Mr. Kin Cho Li, Mr. Wa Pang Cheong, Mr. Ho Fai Chan and Mr. Yu Ming Tang, owned 8,012 shares, 990 shares, 499 shares, and 499 shares, respectively. On June 29, 2023, the Company incorporated a wholly-owned subsidiary, Rise Smart (HK) Limited, a limited company incorporated in the British Virgin Islands. On July 4, 2023, Rise Smart (HK) Limited entered into agreements with Mr. Kin Cho Li, Mr. Wa Pang Cheong, Mr. Ho Fai Chan, and Mr. Yu Ming Tang, pursuant to which Rise Smart (HK) Limited acquired 2,403,600 shares, 297,000 shares, 149,700 shares, and 149,700 shares of Rise Smart Hong Kong, our Hong Kong Operating Subsidiary, from Mr. Kin Cho Li, Mr. Wa Pang Cheong, Mr. Ho Fai Chan and Mr. Yu Ming Tang, at the consideration of HK$80.12, HK$9.9, HK$4.99, and HK$4.99, respectively. On July 5, 2023, Rise Smart (HK) Limited entered into an agreement with Mr. Kin Cho Li, pursuant to which Rise Smart (HK) Limited acquired the entire issued share capital of Rise Smart UK, our UK subsidiary, from Mr. Kin Cho Li at the consideration of 100 Great Britain Pounds. Subsequently our Hong Kong subsidiary and UK subsidiary are wholly-owned by Rise Smart (HK) Limited.

On May 2, 2024, all of the shareholders of the Company, namely, Mr. Kin Cho Li, Mr. Wa Pang Cheong, Mr. Ho Fai Chan and Mr. Yu Ming Tang (the “Shareholders”) approved a share subdivision pursuant to which each of the Company’s existing issued and unissued shares with a par value of USD1.00 each into 1,600 shares with a par value of USD0.000625 each, and all the subdivided shares shall be ranked pari passu in all respects with each other as part of the Company’s reorganization (the “Share Subdivision”). Subsequent to the Share Subdivision, the authorized share capital of the Company became USD50,000 divided into 80,000,000 ordinary shares with a par value of USD0.000625 each, and the Company had 16,000,000 Ordinary Shares issued and outstanding, of which 12,819,200, 1,584,000, 798,400 and 798,400 Ordinary Shares were held by Mr. Kin Cho Li, Mr. Wa Pang Cheong, Mr. Ho Fai Chan and Mr. Yu Ming Tang, respectively.

Immediately upon the completion of the Share Subdivision, on May 2, 2024, the Shareholders proposed and the board of directors of the Company approved the surrender of 1,625,000 Ordinary Shares for no consideration to the Company for cancellation, among which (i) 1,301,950 Ordinary Shares were surrendered by Mr. Kin Cho Li, (ii) 160,875 Ordinary Shares were surrendered by Mr. Wa Pang Cheong, (iii) 81,088 Ordinary Shares were surrendered by Mr. Ho Fai Chan and (iv) 81,087 Ordinary Shares were surrendered by Mr. Yu Ming Tang to the Company. Subsequently, the total number of Ordinary Shares in issue and outstanding became 14,375,000, and each of Mr. Kin Cho Li, Mr. Wa Pang Cheong, Mr. Ho Fai Chan and Mr. Yu Ming Tang owns 11,517,250, 1,423,125, 717,312 and 717,313 Ordinary Shares, respectively.

On October 31, 2024, (i) Mr. Kin Cho Li executed an instrument of transfer with Glamorous Rise Limited, a BVI company legally and beneficially owned by Mr. Kin Cho Li, whereby Mr. Kin Cho Li transferred 11,517,250 Ordinary Shares to Glamorous Rise Limited; (ii) Mr. Wa Pang Cheong executed an instrument of transfer with Radiant Moonlight Limited, a BVI company legally and beneficially owned by Mr. Wa Pang Cheong, whereby Mr. Wa Pang Cheong transferred 1,423,125 Ordinary Shares to Radiant Moonlight Limited; (iii) Mr. Ho Fai Chan

executed an instrument of transfer with Fabulous Time Global Limited, a BVI company legally and beneficially owned by Mr. Ho Fai Chan, whereby Mr. Ho Fai Chan transferred 717,312 Ordinary Shares to Fabulous Time Global Limited; and (iv) Mr. Yu Ming Tang executed an instrument of transfer with Absolute Rapture Limited, a BVI company legally and beneficially owned by Mr. Yu Ming Tang, whereby Mr. Yu Ming Tang transferred 717,313 Ordinary Shares to Absolute Rapture Limited. Subsequent to the transfers, Rise Smart Group Holdings Limited is owned as to 11,517,250, 1,423,125, 717,312 and 717,313 Ordinary Shares by Glamorous Rise Limited, Radiant Moonlight Limited, Fabulous Time Global Limited, and Absolute Rapture Limited.

Item 8.     Exhibits and Financial Statement Schedules

(a)     The following documents are filed as part of this registration statement:

See the Exhibit Index attached to this registration statement, which is incorporated by reference herein.

(b)    Financial Statement Schedules

Schedules were omitted because the information required to be set forth therein is not applicable or has been included in the CFS or notes thereto.

Item 9.     Undertakings

The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3

(5)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)     If the registrant is relying on Rule 430B:

A.     Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.      Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness of the date of the first contract or sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date and underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)    If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)    That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(7)    That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

Insofar as indemnification for liabilities arising under the Securities may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description
1.1*	Form of Underwriting Agreement
3.1*	Articles of Association of Rise Smart Group Holdings Limited
3.2*	Memorandum of Association of Rise Smart Group Holdings Limited
3.3*	Amended and Restated Articles of Association of Rise Smart Group Holdings Limited
3.4*	Amended and Restated Memorandum of Association of Rise Smart Group Holdings Limited
4.1*	Specimen Ordinary Share Certificate
5.1*	Opinion of Ogier as to the validity of the Ordinary Shares
8.1*	Opinion of Polaris Tax Counsel Regarding U.S. Tax Matters
8.2*	Opinion of David Fong & Co. Regarding Hong Kong Tax Matters
10.1*	Office Tenancy Agreement
10.2*	Form of Indemnification Agreement between Rise Smart Group Holdings Limited and its directors and executive officers
10.3*	Form of Director Agreement between Rise Smart Group Holdings Limited and its director, CEO and Chairman, Kin Cho Li
10.4*	Form of Employment Agreement between Rise Smart Group Holdings Limited and its CFO, Ka Nung Wu
10.5*	Form of Independent Director Agreement between Rise Smart Group Holdings Limited and each director nominee
21.1*	List of Subsidiaries
23.1**	Consent of Wei Wei & Co
23.2*	Consent of Ogier (included in Exhibit 5.1)
23.3*	Consent of David Fong & Co. (included in Exhibit 8.2)
23.4*	Consent of China Commercial Law Firm (included in Exhibit 99.2)
23.5*	Consent of Frost & Sullivan
24.1**	Power of Attorney (included in signature page to Registration Statement)
99.1*	Frost & Sullivan Report
99.2*	Opinion of China Commercial Law Firm regarding certain PRC matters
99.3*	Consent of Wang Wai Chen
99.4*	Consent of King Fui Lee
99.5*	Consent of San Man Leng
99.6*	Code of Business Conduct and Ethics of Rise Smart Group Holdings Limited
107*	Filing Fee Table

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*        Previously filed.

**      Filed herewith.

***    To be filed by amendment.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong on this 29th day of August, 2025.

Rise Smart Group Holdings Limited
/s/ Kin Cho Li
Name:	Kin Cho Li
Title:	Chairman and Chief Executive Officer
/s/ Ka Nung Wu
Name:	Ka Nung Wu
Title:	Chief Financial Officer

Power of Attorney

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below hereby constitutes and appoints Kin Cho Li and Ka Nung Wu, as his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, increasing the number of shares for which registration is sought, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, making such changes in this registration statement as such attorneys-in-fact and agents so acting deem appropriate, with the SEC, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done with respect to the offering of securities contemplated by this registration statement, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Kin Cho Li	Chairman and Chief Executive Officer	August 29, 2025
Name: Kin Cho Li	(Principal Executive Officer)
/s/ Ka Nung Wu	Chief Financial Officer	August 29, 2025
Name: Ka Nung Wu	(Principal Financial Officer and Principal Accounting Officer)
/s/ Wang Wai Chen	Independent Director	August 29, 2025
Name: Wang Wai Chen
/s/ King Fui Lee	Independent Director	August 29, 2025
Name: King Fui Lee
/s/ San Man Leng	Independent Director	August 29, 2025
Name: San Man Leng

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, the Registrant’s duly authorized representative has signed this registration statement on Form F-1 in the City of New York, State of New York, on August 29, 2025.

Authorized U.S. Representative — Cogency Global Inc.
By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President on behalf of Cogency Global Inc.